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Exhibit 14

The Sports Authority, Inc.
Code of Business Conduct and Ethics

        This Code of Business Conduct and Ethics is intended to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and the related NYSE rules. The Sports Authority, Inc. (the "Company") is firmly committed to conducting business in with the highest ethical standards and in full compliance with all applicable laws and regulations.

        This Code of Business Conduct and Ethics ("Code") sets forth certain business and ethical standards adopted and practiced by the Company. It applies to all business activities of the Company and its employees, directors and officers and should be treated as a guide in making day-to-day business decisions. It cannot address every ethical or legal question that may arise during the business day. If you have questions about this Code or about the ethics and legality of a particular situation, please contact the Company hotline at 1-877-329-0748 or speak with the general counsel.

        Employees, officers and directors who experience, observe or suspect any violation of this Code or other illegal or unethical conduct by employees, officers or directors of the Company should immediately report the situation to a supervisor, the general counsel of the Company or the Company hotline at 1-877-329-0748. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she should immediately report the situation to the general counsel of the Company, the Company hotline, or directly to the Audit Committee of the Board of Directors. If a reporting individual's concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

        Any employee, director or officer, who in good faith seeks advice, raises a concern or reports misconduct is complying with this Code. The Company will not tolerate retaliation against that person.

1.     Honest and Ethical Conduct

        All employees, officers and directors of the Company should exhibit and promote the highest standards of honest and ethical conduct in all of their dealings relating to the business of the Company.

2.     Conflicts of Interest

        All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest between personal and professional relationships.

        A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company as a whole. All employees, officers and directors are required to avoid financial or other outside relationships that might be adverse to the interests of the Company, produce conflicting loyalties, interfere with effective job performance or involve even the appearance of such adverse interests, conflict or interference. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party.

        Following are examples of conflicts of interest.

  a.
  Loans by the Company to directors or executive officers. Loans from an entity doing business or seeking to do business with the Company to an employee, officer or director or their respective family members, unless the loan is from an established financial institution in accordance with its normal lending practices and at interest rates that are generally available to the public.

  b.
  Any dealing between a vendor or customer and the Company that is not an arm's-length transactions in which the Company's interest is the sole consideration.

  c.
  Offering, giving, soliciting or receiving any form of bribe, payoff, unlawful gratuity or kickback from or to any individual or entity. Such conduct may subject the Company and individuals to criminal penalties.

  d.
  Gift giving or receiving that creates a conflict of interest or the appearance of a conflict of interest as defined in Company policy. For instance, accepting a gift of cash or a cash equivalent, other than a gift card in an amount consistent with Company policy.

  e.
  The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. Government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. U.S. law also forbids any attempt to influence any person's testimony or provide anything of value because of or for any testimony. State and local governments, as well as foreign governments, may have similar rules. The Company's legal department can provide guidance in this area.

  f.
  Competing with the Company as defined in Company policy, using Company property or information for personal gain, or usurping any Company opportunity for personal gain are prohibited conflicts of interest.

  g.
  All employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

        The above examples are not all-inclusive of potential conflicts of interest. Conflicts of interest may not always be clear-cut, so if you have any questions, you should consult with higher levels of management or the legal department.

3.     Confidential Information

        Information pertaining to general Company business which employees, officers and directors of the Company acquire must be kept confidential until such time as the information has been made public, except when disclosure is authorized or legally mandated. Whenever feasible, employees, officers and directors should consult the legal department if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company, if disclosed.

4.     Compliance with Laws, Rules and Regulations

        All employees, officers and directors of the Company should respect and comply with all of the laws, rules and regulations of the U.S. and the states, counties, cities, countries and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations of which are applicable to the Company.

        Such legal compliance includes without limitation, compliance with the "insider trading" prohibitions applicable to the Company, and its employees, officers and directors. Generally, employees, officers, and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the

Company's securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company's securities. Insider trading is both unethical and illegal and will be dealt with decisively. Company employees, officers and directors are directed to the Company's general counsel if they have questions regarding the applicability of such insider trading prohibitions.

        Such legal compliance also includes without limitation, compliance with all antitrust and fair competition laws. In general, employees, officers and directors are prohibited from entering into agreements with outside parties relating to price fixing, allocation of customers or the boycott of a third party. Moreover, all employees, officers and directors are prohibited from engaging in unfair competition or deceptive acts and practices in violation of federal or state law.

5.     Books, Records and Accounting

        The Company is committed to full, fair and accurate disclosure to investors and in all public communications. The integrity of the Company's books, records and accounts is essential. All transactions should be recorded to fairly reflect the true nature of the transaction. Transactions should be recorded on a timely basis in order to permit preparation of financial statements fairly and in accordance with Generally Accepted Accounting Principles.

        No false or misleading entries should be made in any way in any of the Company's books, records or accounts for any reason. No unrecorded funds or assets shall be established or maintained for any purpose. Also, no pool of monies may be established that is not accurately reflected on the Company books, as required under Generally Accepted Accounting Principles.

        No employee, officer, director or other person acting under their direction shall take any action to influence, coerce, manipulate or mislead any independent public or certified accountant engaged in performing an audit of the Company's financial statements for the purpose of rendering such financial statements misleading. No employee, officer or director shall make any false or misleading statements to an accountant in connection with any audit or examination of the Company's financial statements.

6.     Amendment, Modification and Waiver

        This Code may be amended, modified or waived by the Board of Directors or the Governance Committee of the Board of Directors and the Board of Directors or Governance Committee of the Board of Directors may also grant waivers. The date, nature and name of the recipient of any waiver, amendment or modification granted for executive officers or directors will be immediately disclosed on the Company's website (or, if the Company's most recent Annual Report on Form 10-K does not indicate the Company's intention to make such disclosures on its website, on a Form 8-K filed by the Company) in compliance with the provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the New York Stock Exchange.

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  Exhibit 14
The Sports Authority, Inc. Code of Business Conduct and Ethics